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                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS AGREEMENT, made and entered into as of July 1, 1999 (the "Effective Date"), by and between PrivateBancorp, Inc. (hereinafter called the "Employer"), and Donald A. Roubitchek (hereinafter called the "Executive").


                                WITNESSETH THAT:


     WHEREAS, the Employer desires to employ or to continue to employ the Executive as its Chief Financial Officer, and the Executive desires to continue in such employment;

     NOW, THEREFORE, the Employer and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

I. Employment and Term.

     A. Employment. The Employer shall employ the Executive as the Chief Financial Officer of the Employer, and the Executive shall so serve, for the term set forth in Paragraph 1(b).

     B. Term. The initial term of the Executive's employment under this Agreement shall commence on July 1, 1999 and end on June 30, 2000, subject to any extension of such term as may be mutually agreed upon and subject to earlier termination as provided in Paragraph 7. Commencing ninety (90) days prior to each anniversary date hereof, either the Board of Directors of the Employer, or a duly authorized committee thereof (the "Board"), on behalf of the Employer, and the Executive agree to negotiate in good faith regarding the possible renewal of this Agreement for a successive term. Anything in this Agreement to the contrary, if at any time during the Executive's period of employment under this Agreement there is a Change in Control (as defined in Paragraph 7), the term of this Agreement shall automatically extend to a date which is two (2) years from the date of the Change in Control (and shall be further extended pursuant to the foregoing provisions of this Paragraph 1(b), unless written notice to the contrary is given in accordance with this Paragraph 1(b)).
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II. Duties and Responsibilities.

     A. The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by the Employer in the conduct of its business. Executive's powers and authority shall be as prescribed by the by-laws of the Employer and shall include all those presently delegated to him, together with the performance of such other duties and responsibilities as from time to time may be assigned to him by the Board of Directors of the Employer consistent with the position(s) of Chief Financial Officer Executive recognizes, that during the period of his employment hereunder, he owes an undivided duty of loyalty to the Employer, and agrees to devote his entire business time and attention to the performance of said duties and responsibilities and to use his best efforts to promote and develop the business of the Employer. Executive will not perform any duties for any other business without the prior written consent of the Employer, and may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of his duties under this Agreement. During the period of employment, Executive agrees to serve as a director on the Board of Directors of the Employer and/or any of its affiliates, as well as to serve as a member of any committee of any said Board, to which he may be elected or appointed.

     B. Notwithstanding that this Agreement provides for the employment of Executive in his present capacity as the Employer's Chief Financial Officer, nothing herein contained shall assure Executive, nor in any manner be construed to constitute an agreement by the Employer to continue the employment of Executive after the expiration of this Agreement in such capacity or in any other capacity.

III. Salary.

     A. Base Salary. For services performed by the Executive for the Employer pursuant to this Agreement during the period of employment as provided in Paragraph 1(b) hereof, the Employer shall pay the Executive a base salary at the rate of One hundred forty-five thousand dollars ($145,000) per year, payable in substantially equal installments in accordance with the Employer's regular payroll practices. The Executive's base salary (with any increases under paragraph (b), below) shall not be subject to reduction without the Executive's written consent. Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Employer or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement. Executive's base salary shall be subject to review from time to time, and the Employer may (but is not required to) increase the base salary as the Board (or a duly authorized committee thereof), in its discretion, may determine.
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IV. Annual Bonuses.  For each fiscal year during the term of employment, the
Executive shall be eligible to receive a bonus in the amount, if any, as may be determined from time to time by the Board in its discretion.

V. Equity Incentive Compensation. During the term of employment hereunder the Executive shall be eligible to participate in the PrivateBancorp, Inc. Stock Incentive Plan, and in any other equity-based incentive compensation plan or program adopted by PrivateBancorp, Inc. ("PrivateBancorp"), including (but not by way of limitation) any plan providing for the granting of (a) options to purchase stock, (b) restricted stock or (c) similar equity-based units or interests to officers of the Employer.

VI. Other Benefits. In addition to the compensation described in Paragraphs 3, 4 and 5, above, the Executive shall also be entitled to the following:

     A. Participation in Benefit Plans. The Executive shall be entitled to participate in all of the various retirement, welfare, fringe benefit, and expense reimbursement plans, programs and arrangements of the Employer to the extent the Executive is eligible for participation under the terms of such plans, programs and arrangements, including, but not limited to non-qualified retirement programs and deferred compensation plans.

     B. Vacation. The Executive shall be entitled to such number of days of vacation with pay during each calendar year during the period of employment in accordance with the Employer's applicable personnel policy as in effect from time to time.

     C. Executive Perquisites. The Employer shall furnish Executive with such perquisites which may from time to time be provided by the Employer which are suitable to the Executive's position and adequate for the performance of his duties hereunder and reasonable in the circumstances.

     D. Expense Reimbursement. The Employer shall reimburse Executive's reasonable expenses incurred in performing services hereunder, which are incurred and accounted for in accordance with Employer's policies and procedures applicable thereto.

VII. Termination. Unless earlier terminated in accordance with the following provisions of this Paragraph 7, the Employer shall continue to employ the Executive and the Executive shall remain employed by the Employer during the entire term of this Agreement as set forth in Paragraph 1(b). Paragraph 8 hereof sets forth certain obligations of the Employer in the event that the Executive's employment hereunder is terminated. Certain capitalized terms used in this Paragraph 7 and in Paragraph 8 hereof are defined in Paragraph 7(d), below.

     A. Death or Disability. Except to the extent otherwise provided in Paragraph 8 with respect to death benefits and certain post-Date of Termination payment obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive's death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled upon the earlier of (i) the end of a six (6) consecutive month period, or of an aggregate period of nine (9) months out of any consecutive twelve (12) months, during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially all of his
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usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom the Executive has no reasonable objection, determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Executive's usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Board, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Board shall promptly give the Executive written notice of any such determination of the Executive's disability and of any decision of the Board to terminate the Executive's employment by reason thereof. In the event of disability, until the Date of Termination, the base salary payable to the Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Employer.

     B. Discharge for Cause. In accordance with the procedures hereinafter set forth, the Board may discharge the Executive from his employment hereunder for Cause (as hereinafter defined). Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause. Any discharge of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Paragraph 15 of this Agreement.

     C. Termination for Other Reasons. The Employer may discharge the Executive without Cause by giving written notice to the Executive in accordance with Paragraph 15. The Executive may resign from his employment with or without Good Reason, without liability to the Employer, by giving written notice to the Employer in accordance with Paragraph 15 at least thirty (30) days prior to the Date of Termination; provided, however, that no resignation shall be treated as a resignation for Good Reason unless the written notice thereof is given within sixty (60) days after the occurrence which constitutes "Good Reason" or during the ninety (90) day period described in the final sentence of Paragraph 7(d)(v). Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged without Cause or resigns.

     D. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

          1. "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) the Executive's base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid, (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid, (D) any grants and awards vested or accrued under any equity-based incentive compensation plan or program and (E) all other benefits which have accrued as of the Date of Termination. For the purpose of this Paragraph 7(d)(i), except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period
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during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

          2. "Cause" shall mean (A) the Executive's willful and continued (for a period of not less than ten (10) business days after written notice thereof) failure to perform substantially the duties of his employment (other than as a result of physical or mental incapacity, or while on vacation); or (B) the Executive's willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer; or (C) the Executive's conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability (with "vicarious liability" meaning liability based on acts of the Employer for which the Executive is charged solely as a result of his offices with the Employer and in which he was not directly involved and did not have prior knowledge of such actions or intended actions); provided, however, that no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Employer; and provided further that no act or omission by the Executive shall constitute Cause hereunder unless the Employer has given detailed written notice thereof to the Executive, and the Executive has failed to remedy such act or omission.

          3. "Change in Control" shall mean the occurrence of any one of the following events:

               a. Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of PrivateBancorp or any of its subsidiaries, or (ii) a Corporation owned directly or indirectly by the stockholders of PrivateBancorp in substantially the same proportions as their ownership of stock of PrivateBancorp, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of PrivateBancorp representing 10% or more of the total voting power of the then outstanding shares of capital stock of PrivateBancorp entitled to vote generally in the election of directors (the "Voting Stock"), provided, however, that the following shall not constitute a change in control: (1) such person becomes a beneficial owner of 10% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from PrivateBancorp, or (2) such person becomes a beneficial owner of 10% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by PrivateBancorp; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or (2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 10% or more of the Voting Stock for purposes of this paragraph (A), provided such person continues to beneficially own 10% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

               b. During any period of two consecutive years, individuals (the "Incumbent Board"), who at the beginning of such period constitute the board of directors of PrivateBancorp, and any new director, whose election by the board of directors of PrivateBancorp or nomination for election by PrivateBancorp's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election
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or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

               c. Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of PrivateBancorp (a "Business Combination"), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the Corporation resulting from the Business Combination (including, without limitation, a Corporation which as a result of the Business Combination owns PrivateBancorp's or all or substantially all of PrivateBancorp's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of PrivateBancorp, and (2) at least a majority of the members of the board of directors of the Corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

               d. the stockholders of PrivateBancorp approve a plan of complete liquidation or dissolution of PrivateBancorp.

The board of directors of PrivateBancorp has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), (C) and (D) and to determine the exact date on which a change in control has been deemed to have occurred thereunder.

          4. "Date of Termination" shall mean (A) in the event of a discharge of the Executive for or without Cause, the date the Executive receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a resignation by the Executive, the date specified in the written notice to the Employer, which date shall be no less than thirty (30) days from the date of such written notice, (C) in the event of the Executive's death, the date of the Executive's death, and (D) in the event of termination of the Executive's employment by reason of disability pursuant to Paragraph 7(a), the date the Executive receives written notice of such termination.

          5. "Good Reason" shall mean the occurrence, other than in connection with a discharge, of any of the following without the Executive's consent: (A) Executive is not re-elected or is removed from the positions with the Employer set forth in Paragraph 1(a), other than as a result of Executive's election or appointment to positions of equal or superior scope and responsibility; or (B) Executive shall fail to be vested by the Employer with the power and authority of any of said positions, excluding for this purpose any isolated action not taken in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph
15; or (C) any failure by the Employer to comply with any of the provisions of this Agreement, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 15; or (D) the Employer giving notice to the Executive
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pursuant to Paragraph 1(b) that the term of this Agreement shall not be extended upon the expiration of the then-current term; or (E) the Employer requiring the Executive to be based at an office or location which is more than 80 miles from the Executive's office as of the Effective Date. In addition, any termination by the Executive during the ninety (90) day period beginning on the first anniversary of the date of a Change in Control shall be deemed to be for "Good Reason."

          6. "Notice of Termination" shall mean a written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (C) if the Date of Termination is to be other than the date of receipt of such notice, specifies the termination date.

VIII. Obligations of the Employer Upon Termination. The following provisions describe the obligations of the Employer to the Executive under this Agreement upon termination of employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Employer or any of its affiliates or subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Employer or any of its affiliates or subsidiaries.

     A. Death, Disability, Discharge for Cause, or Resignation Without Good Reason. In the event this Agreement terminates pursuant to Paragraph 7(a) by reason of the death or disability of the Executive, or pursuant to Paragraph 7(b) by reason of the discharge of the Executive by the Employer for Cause, or pursuant to Paragraph 7(c) by reason of the resignation of the Executive other than for Good Reason, the Employer shall pay to the Executive, or his heirs or estate, in the event of the Executive's death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive. In addition, in the event this Agreement terminates pursuant to Paragraph 7(a) by reason of death of the Executive, the Employer shall pay to the Executive's heirs or estate death benefits in a lump sum amount equal to six (6) months of his then current annual base salary.

     B. Discharge Without Cause or Resignation with Good Reason. In the event that this Agreement terminates pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason:

          1. The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive;

          2. Within thirty (30) days after the Date of Termination, the Employer shall pay to the Executive a bonus for the year during which termination occurs, calculated as a prorata portion of
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his prior year's bonus amount (if any) based on the number of days elapsed during the year through the Date of Termination;

          3. Continuation for a period of twelve (12) months (the "Severance Period") of his then current annual base salary, payable in substantially equal installments in accordance with the Employer's regular payroll practices;

          4. Continuation for the Severance Period of the Executive's right to maintain COBRA continuation coverage under the applicable plans at premium rates on the same "cost-sharing" basis as the applicable premiums paid for such coverage by active employees as of the Date of Termination; and

          5. Outplacement counseling, the scope and provider of which shall be selected by the Employer for a period beginning on the Date of Termination and ending on the date the Executive is first employed elsewhere or otherwise is provided compensated services of any type (including self-employment), provided that in no event shall such outplacement services be provided for a period greater than one (1) year.

In the event that upon the expiration of the Severance Period, Executive is not employed or otherwise providing compensated services of any type (including self-employment), and has not done so during the final ninety (90) days of the Severance Period, the Employer may, in its sole discretion (which discretion need not be applied in a consistent manner from one Executive to another), agree to extend the Severance Period for up to an additional six (6) months (the "Extended Severance Period"). The payments to Executive described in subparagraph (iii) above and the reduce COBRA continuation premium described in subparagraph (iv) above shall continue during the Extended Severance Period, subject to earlier termination effective as of the first day of the month following the date the on which the Executive becomes employed or provides compensated services of any type (including self-employment).

The Executive shall provide such information as the Employer may reasonably request to determine Executive's continued eligibility for the payments and benefits provided by this Paragraph 8(b).

     C. Effect of Change in Control. In the event that a Change in Control occurs and this Agreement thereafter terminates pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason:

          1. The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive;

          2. Within thirty (30) days after the Date of Termination, the Employer shall pay to the Executive a bonus for the year during which termination occurs, calculated as a prorata portion of
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his prior year's bonus amount (if any) based on the number of days elapsed during the year through the Date of Termination;

          3. The Employer shall pay the Executive a lump sum payment within thirty (30) days after such termination of employment in the amount of two (2) times the sum of the following:

               a. the amount of Executive's annual base salary determined as of the Date of Termination, or the date immediately preceding the date of the Change in Control, whichever is greater; plus

               b. the greater of (A) the Executive's bonus amount, if any, for the calendar year immediately preceding that in which the Date of Termination occurs, or (B) the average of the sum of the bonus amounts earned by Executive with respect to the three (3) calendar years immediately preceding the calendar year in which Executive's Date of Termination occurs, or if such sum would be greater, with respect to the three (3) calendar years immediately preceding the calendar year of the date of the Change in Control; plus

               c. the sum of:

                    (1) the annual value of the contributions that would have been expected to be made or credited by the Employer to, and benefits expected to be accrued under, the qualified and non-qualified employee profit sharing, 401(k), pension and any other benefit plans maintained by the Employer to or for the benefit of Executive; plus

                    (2) the annual value of the Other Benefits described in Paragraph 6(a) and (c) above.

For purposes of paragraph (C)(I) above, the annual value of the contributions and accruals to or under the employee benefit plans shall be determined on the basis of the actual rate of contributions or accruals, as applicable, and the provisions of the plans as in effect during the calendar year immediately preceding the date of the Change in Control, or if the value so determined would be greater, during the calendar year immediately preceding the Date of Termination. The "annual value" of the executive perquisites described in Paragraph 6(c) for purposes of paragraph (C)(II) above shall be 7.5% of the annual base salary amount applicable under clause (iii)(A) above.

Executive shall also be entitled to out-placement counseling from a firm selected by Employer for a period beginning on the date of termination of employment and ending on the date Executive is first employed or otherwise providing compensated services of any type (including, but not limited to, self-employment), provided, that in no event shall Executive be entitled to out-placement counseling after the date which is two (2) years from the date of termination of employment.

Notwithstanding the foregoing, if a Change in Control occurs and this Agreement terminated prior to the Change in Control pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason, then Executive shall be deemed for purposes of this Paragraph 8(c) to have so terminated pursuant to Paragraph 7(c) immediately following the date the Change in Control occurs if it is reasonably demonstrated by Executive that such earlier termination was (i) at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose, or the circumstances that precipitated the termination otherwise arose, in connection with or in anticipation of the Change in Control.

     D. Effect on Other Amounts. The payments provided for in this Paragraph 8 shall be in addition to all other sums then payable and owing to Executive shall be subject to applicable federal and state income and other withholding taxes and shall be in full settlement and satisfaction of all of Executive's claims and demands. Upon such termination of this Agreement, Employer shall have no rights or obligations under this Agreement, other than its obligations under this Paragraph 8, and Executive shall have no rights and obligations under this Agreement, other than Executive's obligations under Paragraphs 12 and 13 hereof (to the extent applicable).

     E. Conditions. Any payments of benefits made or provided pursuant to this Paragraph 8 are subject to the Executive's:

          1. compliance with the provisions of Paragraphs 12 and 13 hereof (to the extent applicable);

          2. delivery to the Employer of an executed Release and Severance Agreement, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

          3. delivery to the Employer of a resignation from all offices, directorships and fiduciary positions with the Employer, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due under this Paragraph 8 shall not be due until after the expiration of any revocation period applicable to the Release and Severance Agreement.

IX. Certain Additional Payments by the Employer.

     A. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

     B. Subject to the provisions of paragraph (c), below, all determinations required to be made under this Paragraph 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accountants then regularly retained by the Employer (the "Accounting Firm") in consultation with counsel acceptable to Executive, which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder) in consultation with counsel acceptable to Executive. All fees and expenses of the Accounting Firm and such counsel shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Paragraph 9, shall be paid by the Employer to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to paragraph (c), below, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive.

     C. The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)- day period following the date on which Executive gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          1. Give the Employer any information reasonably requested by the Employer relating to such claim,

          2. Take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

          3. Cooperate with the Employer in good faith in order effectively to contest such claim, and

          4. Permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     D. If, after the receipt by the Executive of an amount advanced by the Employer pursuant to paragraph (c), above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer's complying with the requirements of said paragraph (c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to said paragraph
(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

X. Dispute Resolution. In the event any dispute arises and the parties after good faith efforts are unable to agree as to the calculation of the amounts payable under this Agreement, it shall be settled in accordance with the majority opinion of a committee consisting of an accountant chosen by the Employer, an accountant chosen by Executive and an independent accountant acceptable to both Executive and the Employer, as the case may be. The committee's determination shall be binding and conclusive on the parties hereto. The Employer shall pay all fees and expenses of the dispute resolution.

XI. Enforcement. In the event the Employer shall fail to pay any amounts due to Executive under this Agreement as they come due, the Employer agrees to pay interest on such amounts at a rate equal to the prime rate (as from time to time published in The Wall Street Journal (Midwest Edition) plus four percent (4%) per annum. The Employer agrees that Executive and any successor shall be entitled to recover all costs of enforcing any provision of this Agreement, including reasonable attorneys' fees and costs of litigation.

XII. Confidential Information. Executive shall not at any time during or following his employment hereunder, directly or indirectly, disclose or use on his behalf or another's behalf, publish or communicate, except in the course of his employment and in the pursuit of the business of the Employer or any of its subsidiaries or affiliates, any proprietary information or data of the Employer or any of its subsidiaries or affiliates, which is not generally known in the banking business and which the Employer may reasonably regard as confidential and proprietary. Executive recognizes and acknowledges that all knowledge and information which he has or may acquire in the course of his employment, such as, but not limited to the business, developments, procedures, techniques, activities or services of the Employer or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with the Employer are its sole valuable property, and shall be held by Executive in confidence and in trust for their sole benefit. All records of every nature and description which come into Executive's possession, whether prepared by him, or otherwise, shall remain the sole property of the Employer and upon termination of his employment for any reason, said records shall be left with the Employer as part of its property.

XIII. Non-Competition. Executive acknowledges that the Employer and its affiliates and subsidiaries by nature of their respective businesses have a legitimate and protectable interest in their clients, customers and employees with whom they have established significant relationships as a result of a substantial investment of time and money, and but for his employment hereunder, he would not have had contact with such clients, customers and employees. Executive agrees that during the period of his employment with the Employer and for a period of one (1) year after termination of his employment for any reason (other than termination of employment by resignation for Good Reason prior to a Change in Control or for any reason upon or after a Change in Control) (the "Non-Compete Period"), he will not (except in his capacity as an employee of the Employer) directly or indirectly, for his own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the Market Area (as hereinafter defined):

     A. solicit or induce, or attempt to solicit or induce any client or customer of the Employer or any of its subsidiaries or affiliates not to do business with the Employer or any of its subsidiaries or affiliates; or

     B. solicit or induce, or attempt to solicit or induce, any employee or agent of the Employer or any of its subsidiaries or affiliates to terminate his or her relationship with the Employer or any of its subsidiaries or affiliates.

For purposes of this Agreement, "Market Area" shall be an area encompassed within a twenty-five (25) mile radius surrounding any place of business of the Employer or of any of its subsidiaries or affiliates (existing or planned as of the Date of Termination of employment).

The foregoing provisions shall not be deemed to prohibit (i) Executive's ownership, not to exceed ten percent (10%) of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-the-counter market or (ii) Executive serving as a director of other corporations and entities to the extent these directorships do not inhibit the performance of his duties hereunder or conflict with the business of the Employer.

XIV. Remedies. Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of Paragraphs 12 and 13 will not cause him/her undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Employer and its legitimate and proprietary business interests and property from irreparable harm. Executive acknowledges and agrees that (a) a breach of any of the covenants and provisions contained in Paragraphs 12 or 13 above, will result in irreparable harm to the business of the Employer, (b) a remedy at law in the form of monetary damages for any breach by him of any of the covenants and provisions contained in Paragraphs 12 and 13 is inadequate, (c) in addition to any remedy at law or equity for such breach, the Employer shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and (d) the covenants on his part contained in Paragraphs 12 and 13, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Employer of said covenants. In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period (but not of Executive's obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

XV. Notices. Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; or (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, addressed, in any case to the party at the following address(es) or telecopy numbers:

     A. If to Executive, at the address set forth on the signature page hereof.

     B. If to the Employer:

               PrivateBancorp, Inc.
               Ten North Dearborn Street
               Suite 900
               Chicago, IL 60602
               Attn: Mr. Ralph B. Mandell
               Telecopy No.: (312) 683-7111

               with a copy to:

               Vedder, Price, Kaufman & Kammholz
               222 North LaSalle Street
               Chicago, Illinois 60601-1003
               Attn: Mr. Robert J. Stucker
               Telecopy No.: (312) 609-5005

or to such other address(es) or telecopy number(s) as any party may designate by Written Notice in the aforesaid manner.

XVI. Indemnification.

     A. In the event that legal action is instituted against Executive during or after the term hereof by a third party (or parties) based on the performance or nonperformance by Executive of his duties hereunder, the Employer will assume the defense of such action by its attorneys or attorneys selected by Executive reasonably satisfactory to the Employer and advance the costs and expenses thereof (including reasonable attorneys' fees) without prejudice to or waiver by the Employer of its rights and remedies against Executive. In the event that there is a final judgment entered against Executive in any such litigation, and the Employer's Board of Directors determines that Executive should, in accordance with its charter, By-Laws, or insurance reimburse such entities, Executive shall be liable to the Employer for all such costs and expenses paid or incurred by them in the defense of any such litigation (the "Reimbursement Amount"). The Reimbursement Amount shall be paid by Executive within thirty (30) days after rendition of the final judgment. The Employer shall be entitled to set off the reimbursement amount against all sums which may be owed or payable by the Employer to Executive hereunder or otherwise. The parties shall cooperate in the defense of any asserted claim, demand or liability against Executive or the Employer or its subsidiaries or affiliates. The term "final judgment" as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired.

     B. The rights to indemnification under this Section 16 shall be in addition to any rights which Executive may now or hereafter have under the charter or By-laws of the Employer or any of its affiliates or subsidiaries, under any insurance contract maintained by the Employer or any of its affiliates or subsidiaries, or any agreement between Executive and the Employer or any of its affiliates or subsidiaries.

XVII. Full Settlement; No Mitigation. The Employer's obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

XVIII. Payment in the Event of Death. In the event payment is due and owing by the Employer to Executive under this Agreement upon the death of Executive, payment shall be make to such beneficiary as Executive may designate in writing, or failing such designation, then the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive, shall be entitled to receive all amounts owing to Executive at the time of death under this Agreement. Such payments shall be in addition to any other death benefits of the Employer and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.

XIX. Entire Understanding. This Agreement constitutes the entire understanding between the parties relating to Executive's employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, except to the extent to which Executive may have entered into certain Split-Dollar Life Insurance Agreements, which agreement(s) shall remain in full force and effect, and except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder), referred to in this Agreement, or as otherwise expressly contemplated by this Agreement.

XX. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Employer. The Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Employer in accordance with the operation of law, and such successor shall be deemed the "Employer" for purposes of this Agreement.

XXI. Tax Withholding. The Employer shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Employer to or for the benefit of the Executive under this Agreement or otherwise. The Employer may, at its option: (a) withhold such taxes from any cash payments owing from the Employer to the Executive, (b) require the Executive to pay to the Employer in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

XXII. No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

XXIII. Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

XXIV. Jurisdiction and Governing Law. Except as provided in Paragraph 10, jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Illinois, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the choice of laws provisions of such laws.

XXV. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

XXVI. Waiver. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

XXVII. Amendment. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

XXVIII. Construction. The language used in this Agreement will be deemed to be the language chosen by Employer and Executive to express their mutual intent and no rule of strict construction shall be applied against any person.
Wherever from the context it appears appropriate, each term stated in either the singular of plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter. The headings of the Paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


ATTEST:                                  EMPLOYER

______________________________________   By:____________________________________

                                         Title:_________________________________


                                         EXECUTIVE


Address:______________________________   _______________________________________

______________________________________   Name: Donald A. Roubitchek
                                               ---------------------------------
______________________________________   Title: Chief Financial Officer
                                                --------------------------------

                                               Exhibit A to Employment Agreement
                                               ---------------------------------


                        RELEASE AND SEVERANCE AGREEMENT
                        -------------------------------

     THIS RELEASE AND SEVERANCE AGREEMENT is made and entered into this ____ day of _________, _____ by and between PrivateBancorp, Inc. and its subsidiary (collectively ("PBI") and ______________________________ (hereinafter
"EXECUTIVE").

     EXECUTIVE'S employment with PBI terminated on __________, ______; and EXECUTIVE has voluntarily agreed to the terms of this RELEASE AND SEVERANCE AGREEMENT in exchange for severance benefits under the Employment Agreement ("Employment Agreement") to which EXECUTIVE otherwise would not be entitled.

     NOW THEREFORE, in consideration for severance benefits provided under the Employment Agreement, EXECUTIVE on behalf of himself and his spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge PBI, its officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorney's fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to his employment or termination of employment from PBI, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

     EXECUTIVE acknowledges that EXECUTIVE'S obligations pursuant to Paragraphs 12 and 13, to the extent applicable, of the Employment Agreement relating to the use or disclosure of confidential information shall continue to apply to EXECUTIVE.

     This Release and Settlement Agreement supersedes any and all other agreements between EXECUTIVE and PBI except agreements relating to proprietary or confidential information belonging to PBI, and any other agreements, promises or representations relating to severance pay or other terms and conditions of employment are null and void.

     This release does not affect EXECUTIVE'S right to any benefits to which EXECUTIVE may be entitled under any employee benefit plan, program or arrangement sponsored or provided by PBI, including but not limited to the Employment Agreement and the plans, programs and arrangements referred to therein.

     EXECUTIVE and PBI acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained herein fully comply with the Older Workers Benefit Protection Act. Accordingly, EXECUTIVE acknowledges and agrees that:

          (a) The Severance benefits exceed the nature and scope of that to which he would otherwise have been legally entitled to receive.

          (b) Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is his knowing and voluntary act;

          (c) He has been advised by PBI to consult with his personal attorney regarding the terms of this Agreement, including the aforementioned waiver;

          (d) He has had at least twenty-one (21) calendar days within which to consider this Agreement;

          (e) He has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;

          (f) He has read and fully understands the terms of this agreement; and

          (g) Nothing contained in this Agreement purports to release any of EXECUTIVE's rights or claims under the Age Discrimination in Employment Act that may arise after the date of execution.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.


PRIVATEBANCORP, INC.,                     EXECUTIVE
     for itself and its Subsidiary


By:_____________________________________  ______________________________________
                                                  Donald A. Roubitchek
Its:____________________________________